Exhibit 4.33

FIRST AMENDMENT TO

ILLINOIS POWER COMPANY INCENTIVE SAVINGS PLAN

FOR EMPLOYEES COVERED UNDER A

COLLECTIVE BARGAINING AGREEMENT

WHEREAS, Dynegy Inc. (the “Company”) and other Employers have heretofore adopted the Illinois Power Company Incentive Savings Plan for Employees Covered Under a Collective Bargaining Agreement (the “Plan”) for the benefit of their eligible employees; and

WHEREAS, the Company amended and restated the Plan on behalf of itself and the other Employers, effective as of January 1, 2002; and

WHEREAS, the Company desires to further amend the Plan on behalf of itself and the other Employers;

NOW, THEREFORE, the Plan shall be amended as follows, effective for payroll periods ending on or after October 1, 2003:

1. Sections 3.3 and 3.4 of the Plan shall be deleted and the following shall be substituted therefor:

“3.3 Employer Matching Contributions.

(a) For each payroll period, the Employer shall contribute to the Trust, as Employer Matching Contributions, an amount that equals 50% of the Before-Tax Contributions that were made pursuant to Section 3.1 on behalf of each of the Participants during such payroll period and that were not in excess of 6% of each such Participant’s Compensation for such payroll period.

(b) In addition to the Employer Matching Contributions made pursuant to Paragraph (a) above, for each Plan Year the Employer shall contribute to the Trust, as Employer Matching Contributions, an amount equal to the difference, if any, between (1) 50% of the Before-Tax Contributions that were made pursuant to Section 3.1 on behalf of each of the Eligible Participants during such Plan Year and that were not in excess of 6% of each such Eligible Participant’s Compensation for such Plan Year and (2) the Employer Matching Contributions made pursuant to Paragraph (a) above for each such Eligible Participant for such Plan Year. For purposes of this Paragraph, the term “Eligible Participant” shall mean each Participant who was an Eligible Employee on the last day of the applicable Plan Year.

(c) Employer Matching Contributions pursuant to Paragraph (a) above shall be contributed to the Trust at the same time the related Before-Tax Contributions are contributed to the Trust, and Employer Matching Contributions pursuant to Paragraph (b) above shall be contributed to the Trust at the time determined by the Committee. At the sole discretion of the Directors or the Compensation Committee of the Company’s Board of Directors, Employer Matching Contributions on behalf of Participants shall be made in cash, in whole shares of Company Stock, or in any combination of cash and whole shares of Company Stock.

(d) Notwithstanding any foregoing provision of this Section to the contrary, if at any time an Exempt Loan is outstanding, then, to the extent permissible, Employer Matching Contributions shall be contributed to the ESOP in accordance with Section 6.6 and subsequently allocated pursuant to Section 4.1(c).

3.4 Employer Discretionary Contributions.

(a) For each Plan Year, the Employer may contribute to the Trust, as an Employer Discretionary Contribution, an additional amount as determined in its discretion.

(b) If it has been so determined that an Employer Discretionary Contribution shall be made for any Plan Year, then such contribution shall be made in cash, in whole shares of Company Stock, or in any combination of cash and whole shares of Company Stock (as determined in the sole discretion of the Directors or the Compensation Committee of the Company’s Board of Directors).

(c) Notwithstanding any foregoing provision of this Section to the contrary, if at any time an Exempt Loan is outstanding, then, to the extent permissible, Employer Discretionary Contributions shall be contributed to the ESOP in accordance with Section 6.6 and subsequently allocated pursuant to Section 4.1(d).”

2. As amended hereby, the Plan is specifically ratified and reaffirmed.

IN WITNESS WHEREOF, the undersigned has caused these presents to be executed this 17th day of October, 2003.

DYNEGY INC.

BY:	/s/ Teresa L. Naylor
Name:	Teresa L. Naylor
Title:	Vice President, HR Services

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